Exhibit 23

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333‑187680) of SP Plus Corporation and in the related Prospectus and on Forms S‑8 (No. 333-116190, 333‑150379, 333-211135, and 333-226526), of our reports dated February 27, 2019, with respect to the consolidated financial statements and schedule of SP Plus Corporation and the effectiveness of internal control over financial reporting of SP Plus Corporation included in this Annual Report (Form 10‑K) for the year ended December 31, 2018.
/s/ ERNST & YOUNG LLP
Chicago, Illinois
February 27, 2019